Exhibit 99.1
Investor Relations:
Michael Picariello
CommVault
732-728-5380
ir@commvault.com
CommVault Announces Second Quarter Fiscal 2008 Financial Results
Second Quarter Fiscal 2008 Highlights Include:
•	Revenues of $47.4 million

•	Non-GAAP EBIT of $7.0 million and Non-GAAP EBIT Margins of 14.8%

•	GAAP EBIT of $4.7 million and GAAP EBIT Margins of 9.8%

•	Non-GAAP Diluted Earnings Per Share of $0.12

•	GAAP Diluted Earnings Per Share of $0.08
OCEANPORT, N.J. – October 30, 2007 – CommVault® [NASDAQ: CVLT] today announced its financial results for the second fiscal quarter ended September 30, 2007.
N. Robert Hammer, CommVault’s chairman, president and CEO stated, “CommVault had a very solid second quarter which was highlighted by record revenues and increased earnings. We continue to make significant progress in expanding our market positions in both our core backup and emerging products. The recent launch of CommVault Simpana 7.0 has improved the competitive differentiation of our current product lines which will enable us to continue to build our business around information management products and services.”
Total revenues in the second quarter of fiscal 2008 were a record $47.4 million, an increase of 29% over the second quarter of fiscal 2007 and 8% over the prior quarter. Software revenue in the second quarter of fiscal 2008 was $26.6 million, up 31% year-over-year and 10% sequentially. Services revenue in the second quarter of fiscal 2008 was $20.9 million, up 27% year-over-year and 5% sequentially.
Non-GAAP income from operations (EBIT) increased 32% to $7.0 million in the second quarter of fiscal 2008 compared to $5.3 million in the second quarter of the prior year. EBIT determined in accordance with U.S. GAAP was $4.7 million for the second quarter, a 21% increase from $3.8 million in the same period of the prior year.

For the second quarter of fiscal 2008, non-GAAP net income increased 27% to $5.7 million, or $0.12 per diluted share, from $4.5 million or $0.12 per diluted share in the same period of the prior year. CommVault reported GAAP net income for the quarter of $3.4 million, a decrease of $1.0 million compared to the same period of the prior year. GAAP net income for the quarter ended September 30, 2007 includes an effective tax rate of 38% compared to an effective tax rate of 1% in the same period of the prior year.
Operating cash flow totaled $4.5 million for the second quarter of fiscal 2008. Total cash and cash equivalents as of September 30, 2007 were $79.2 million.
A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”
Fiscal 2008 Guidance
For the fiscal year ending March 31, 2008, CommVault currently expects:
•	Total revenues in the range of $194 million to $196 million.

•	Non-GAAP gross margins of 86.0% to 86.3%.

•	Non-GAAP operating income margins of 17.2% to 17.7%.

•	Non-GAAP diluted EPS in the range of $0.57 per share to $0.59 per share using an effective tax rate of approximately 28% and a weighted average diluted share count of approximately 45.6 million to 46.3 million.

•	An actual cash tax rate in the mid to high single digits range based on current assumptions.
The Non-GAAP diluted EPS guidance excludes approximately $0.13 per share to $0.15 per share of noncash stock-based compensation charges, net of non-GAAP income tax benefits of approximately $0.05 per share, and any additional FICA expense that will be incurred by CommVault when employees exercise in the money stock options.

Use of Non-GAAP Financial Measures
CommVault has provided in this press release selected financial information that has not been prepared in accordance with GAAP. CommVault uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, when used as a supplement to GAAP measures, in evaluating CommVault’s ongoing operational performance. CommVault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in CommVault’s industry, many of which present similar non-GAAP financial measures to the investment community.
The non-GAAP financial results discussed above excludes noncash stock-based compensation charges, additional FICA expense incurred by CommVault when employees exercise in the money stock options and accretion of preferred stock dividends. In addition, the non-GAAP financial results apply an effective tax rate of 28% in fiscal 2008 and 25% starting in the second quarter of fiscal 2007 which resulted in an estimated effective tax rate of approximately 20% for fiscal 2007.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.
Conference Call Information
CommVault will host a conference call today, October 30, 2007, at 5:00 p.m. EDT to discuss its financial results. To access this call, dial 800-561-2731 (domestic) or 617-614-3528 (international). Additionally, a live web cast of the conference call will be hosted under “Webcasts and Presentations” located under the “Investor Relations” section on CommVault’s Web site www.commvault.com.
An archived web cast of this conference call will also be available on the “Investor Relations” section of CommVault’s Web site, www.commvault.com.

About CommVault
A singular vision — a belief in a better way to address current and future data management needs - guides CommVault in the development of Singular Information Management® solutions for high-performance data protection, universal availability and simplified management of data on complex storage networks. CommVault’s exclusive single-platform architecture gives companies unprecedented control over data growth, costs and risk. CommVault’s Simpana™ software suite of products was designed to work together seamlessly from the ground up, sharing a single code and common function set, to deliver superlative Data Protection, Archive, Replication, Search and Resource Management capabilities. More companies every day join those who have discovered the unparalleled efficiency, performance, reliability, and control only CommVault can offer. Information about CommVault is available at www.commvault.com. CommVault’s corporate headquarters is located in Oceanport, New Jersey in the United States. (cvlt-f)
Safe Harbor Statement
This press release contains forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding CommVault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. CommVault does not undertake to update its forward-looking statements.
©1999 — 2007 CommVault Systems, Inc. All rights reserved. CommVault, CommVault and logo, the “CV” logo, CommVault Systems, Solving Forward, Simpana, SIM, Singular Information Management, CommVault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, GridStor, Vault Tracker, Quick Snap, QSnap, Recovery Director, CommServe, and CommCell, are trademarks or registered trademarks of CommVault Systems, Inc. All other third-party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I
CommVault Systems, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Software	$26,556	$20,260	$50,636	$39,048
Services	20,850	16,378	40,759	31,112

Total revenues	47,406	36,638	91,395	70,160

Cost of revenues:
Software	542	391	1,003	663
Services	5,636	4,844	11,460	9,357

Total cost of revenues	6,178	5,235	12,463	10,020

Gross margin	41,228	31,403	78,932	60,140

Operating expenses:
Sales and marketing	23,088	16,272	44,315	31,579
Research and development	6,667	6,100	13,126	11,518
General and administrative	6,098	4,611	11,256	9,264
Depreciation and amortization	723	582	1,422	1,079

Income from operations	4,652	3,838	8,813	6,700

Interest expense	—	(17)	(114)	(17)
Interest income	886	676	1,703	1,200

Income before income taxes	5,538	4,497	10,402	7,883

Income tax expense	(2,100)	(66)	(3,985)	(111)

Net income	3,438	4,431	6,417	7,772

Less: accretion of preferred stock dividends	—	(1,407)	—	(2,818)
Less: accretion of fair value of preferred stock upon conversion	—	(102,745)	—	(102,745)

Net income (loss) attributable to common stockholders	$3,438	$(99,721)	$6,417	$(97,791)

Net income (loss) attributable to common stockholders per share:
Basic	$0.08	$(4.90)	$0.15	$(4.96)

Diluted	$0.08	$(4.90)	$0.14	$(4.96)

Weighted average shares used in computing per share amounts:
Basic	43,103	20,353	42,726	19,696

Diluted	45,677	20,353	45,321	19,696

Table II
CommVault Systems, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	March 31,
	2007	2007
Assets
Current assets:
Cash and cash equivalents	$79,183	$65,001
Trade accounts receivable, net	30,820	22,044
Prepaid expenses and other current assets	4,538	3,657
Deferred tax assets	9,618	9,616

Total current assets	124,159	100,318

Property and equipment, net	5,077	4,624
Deferred tax assets, net	41,773	42,543
Other assets	1,008	554

Total assets	$172,017	$148,039

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,168	$1,500
Accrued liabilities	21,505	20,215
Term loan	—	7,500
Deferred revenue	42,655	36,214

Total current liabilities	66,328	65,429

Deferred revenue, less current portion	5,420	4,284
Other liabilities	92	4

Total stockholders’ equity	100,177	78,322

	$172,017	$148,039

Table III
CommVault Systems, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2007	2006
Cash flows from operating activities
Net income	$6,417	$7,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,500	1,213
Noncash stock-based compensation	4,026	2,881
Excess tax benefits from stock-based compensation	(2,486)	—
Deferred income taxes	356	—

Changes in operating assets and liabilities:
Accounts receivable	(8,268)	295
Prepaid expenses and other current assets	(490)	(224)
Other assets	(231)	(200)
Accounts payable	641	(230)
Accrued liabilities	2,269	1,317
Deferred revenue and other liabilities	6,578	954

Net cash provided by operating activities	10,312	13,778

Cash flows from investing activities
Purchase of property and equipment	(1,869)	(2,247)

Net cash used in investing activities	(1,869)	(2,247)

Cash flows from financing activities
Proceeds from the exercise of stock options	5,928	190
Net proceeds from follow-on public offering of common stock	4,315	—
Excess tax benefits from stock-based compensation	2,486	—
Repayments on term loan	(7,500)	(5,000)
Proceeds from term loan	—	15,000
Payments to Series A through E preferred stockholders upon conversion to common stock	—	(101,833)
Net proceeds from initial public offering and concurrent private placement	—	82,494

Net cash provided by (used in) financing activities	5,229	(9,149)

Effects of exchange rate — changes in cash	510	(257)

Net increase in cash and cash equivalents	14,182	2,125
Cash and cash equivalents at beginning of period	65,001	48,039

Cash and cash equivalents at end of period	$79,183	$50,164

Table IV
CommVault Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$4,652	$3,838	$8,813	$6,700
Noncash stock-based compensation (1)	2,213	1,484	4,026	2,881
FICA expense on stock option exercises (2)	145	—	392	—

Non-GAAP income from operations	$7,010	$5,322	$13,231	$9,581

GAAP net income (loss) attributable to common stockholders	$3,438	$(99,721)	$6,417	$(97,791)
Noncash stock-based compensation (1)	2,213	1,484	4,026	2,881
FICA expense on stock option exercises (2)	145	—	392	—
Accretion of preferred stock dividends (3)	—	1,407	—	2,818
Accretion of fair value of preferred stock upon conversion (4)	—	102,745	—	102,745
Non-GAAP provision for income taxes adjustment (5)	(111)	(1,429)	(165)	(1,429)

Non-GAAP net income attributable to common stockholders	$5,685	$4,486	$10,670	$9,224

GAAP diluted weighted average shares outstanding	45,677	20,353	45,321	19,696
Conversion of Series A through E preferred stock	—	6,057	—	6,195
Conversion of Series AA, BB and CC preferred stock	—	9,266	—	9,476
Dilutive effect of stock options and warrants	—	3,267	—	3,326

Non-GAAP diluted weighted average shares outstanding	45,677	38,943	45,321	38,693

Non-GAAP diluted net income per share	$0.12	$0.12	$0.24	$0.24

Footnotes — Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options granted as follows:

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Cost of services revenue	$42	$25	$75	$51
Sales and marketing	1,059	660	1,917	1,277
Research and development	323	195	580	382
General and administrative	789	604	1,454	1,171

Total noncash stock-based compensation expense	$2,213	$1,484	$4,026	$2,881

(2)	Represents additional FICA expenses incurred by CommVault when employees exercise in the money stock options.

(3)	Represents accretion of preferred stock dividends due on CommVault’s Series A through E cumulative redeemable convertible preferred stock prior to its conversion to common stock on September 27, 2006.

(4)	Represents accretion of fair value of Series A through E cumulative redeemable convertible preferred stock upon conversion to common stock on September 27, 2006.

(5)	The provision for income taxes is adjusted to reflect CommVault’s estimated non-GAAP effective tax rate of approximately 28% in fiscal 2008 and 25% starting in the second quarter of fiscal 2007 which resulted in an estimated effective tax rate of approximately 20% for fiscal 2007.